UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2023

Codexis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive

Redwood City, CA 94063

(Address of Principal Executive Offices) (Zip Code)

(650) 421-8100

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	CDXS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 1, 2023, Codexis, Inc. (the “Company”) entered into an Assignment and Assumption of Lease (the “Assignment Agreement”) with Vaxcyte, Inc. (“Vaxcyte”), pursuant to which the Company agreed to assign to Vaxcyte, and Vaxcyte agreed to assume from the Company, all of the Company’s right, title and interest in, under and to the Premises (as defined below) and the Lease Agreement, dated as of January 29, 2021 (the “Lease”), between ARE-San Francisco No. 63, LLC, as landlord (the “Landlord”), and the Company, as tenant, pursuant to which the Company leases approximately 36,593 rentable square feet of office space located at 825 Industrial Road, San Carlos, California (the “Premises”) as described therein.

On September 6, 2023, the Company, Vaxcyte and the Landlord entered into a Consent to Assignment and First Amendment (the “Consent”) pursuant to which the Landlord consented to the Assignment Agreement and the assignment by the Company and the assumption by Vaxcyte of the Company’s interest as tenant in the Lease contemplated thereby (the “Assignment”) and agreed to release the Company from all of its obligations under the Lease that accrue from and after the Assignment and, following the Assignment, to return the Company’s security deposit of approximately $0.4 million provided to the Landlord in the form of a letter of credit.

Under the Assignment Agreement, the Company will prepay to the Landlord (i) the Base Rent, as defined in the Lease, with respect to the three-month period commencing on the date of the Assignment and (ii) certain amounts payable to the Landlord in connection with tenant improvements completed by the Landlord pursuant to the Lease. In connection with the Consent, the Landlord agreed that neither the Company nor Vaxcyte will be required to remove any existing alterations or improvements to the Premises.

Under the Assignment Agreement, the Assignment will occur on the earlier of (i) the date Vaxcyte occupies the Premises for the operation of business and (ii) the date the Company has vacated and decommissioned the Premises and certain other customary conditions are satisfied. The Assignment Agreement may be terminated by Vaxcyte if the Assignment does not occur by January 1, 2024, with such date to be extended to the extent Assignment is delayed due to force majeure.

The Assignment is consistent with the Company’s ongoing strategy to focus resources on programs with the strongest commercial opportunity and greatest probability of near-term success, including the Company’s previously announced initiatives to streamline operations and consolidate operations to its headquarters.

The foregoing description of the Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Assignment Agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CODEXIS, INC.

Date: September 7, 2023	By:	/s/ Sriram Ryali
Sriram Ryali
Chief Financial Officer